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                                                                    Exhibit 99.2

                                                  The Charles Schwab Corporation

From the Chief Financial Officer

Schwab's Financial Picture

     When I wrote the inaugural CFO overview for our 2002 Annual Report, I commented that we believe any review of our financial picture should begin by addressing the question of 'How did we do with our clients?' The logic is simple
- if we build trusted, long-term relationships with current and new clients, then over time revenues, earnings, margins and returns on capital will follow. While we feel that this logic still holds true today, as I think about how the market environment unfolded in 2003 - how it began so poorly and ended with such promise - I thought we would focus first on our financial management before we look at client results.
     As last year got underway, any hope we had for an early improvement in market conditions was quickly dashed as the environment actually deteriorated further - war with Iraq looked increasingly imminent, economic reports showed continued weakness, and interest rates were testing the lowest levels seen in a generation. All of these factors affected client asset valuations and trading activity, and our business suffered in turn. We had endured two years of restructuring, including the departure of almost 40% of our colleagues, to create a leaner, more efficient and productive Schwab. Over 2001 and 2002, we had pulled out over $800 million in annual operating expenses to create a Schwab capable of producing solid financial results despite an extended bear market. Yet as we entered March 2003, we felt that we had to take further steps to bring down expenses and enhance our financial performance. We chose to reduce certain expenses that would have an immediate effect on profitability while being relatively straightforward to reinstate as appropriate - lowering our marketing investment, suspending our employee 401(k) match and cutting certain other discretionary expenses.
     Even as the market environment began to rebound in the second quarter, we maintained our expense discipline and focus on improved efficiency. While this focus led to the unfortunate elimination of about 250 jobs in the second half of 2003, as well as the consolidation of some of our branch offices, these efforts enabled the Company to leverage a steadily improving environment into dramatically stronger financial performance. By year end, we had achieved three consecutive quarters of growth across all revenue categories. In addition, our year-over-year financial comparisons for the fourth quarter of 2003 included a 13% increase in revenues, net income of $148 million versus a $79 million loss, and a 67% increase in Adjusted operating income (which is described in detail in the reconciliation of net income to adjusted operating income at Exhibit 99.4 to this Current Report on Form 8-K). Our after-tax reported and operating profit margins for 2003 were 11.5% and 12.0%, respectively, versus just 7.9% and 7.0% for the first quarter. We were also able to increase our marketing investment as the year went on, and we achieved a full-year employee bonus payout that was about 50% higher than 2002's minimal level. In addition, we reinstated our employee 401(k) match in January 2004.
     Another piece of good news on the financial front for 2003 was that we finally achieved our goal of at least $250,000 in Revenues per average full-time equivalent employee. As I've mentioned before, our approach to managing the Company's expenses

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includes  keeping a sharp eye on  productivity  and the portions of our revenues that we use to support our employee base. In general, we strive to keep the expense line most directly tied to our staffing levels - Compensation and Benefits - at about 42% of revenues, and we achieved that goal during the second half of 2003.
     To close out my comments on earnings, we continue to view our marketing investment - which utilizes media and other channels to help build our brands and expand our client base - as a key part of our investment in future growth. We can and do adjust this investment in keeping with business conditions and our financial picture - our 2003 outlay of $139 million for Advertising and market development, which encompasses much of this effort, was 33% below 2002. Our experience last year leaves us more convinced than ever, however, that sustained investment is essential for sustained growth, and our current goal is to rebuild the Company's marketing communications investment to about 4.5% of revenues.
     Moving on to our balance sheet (page 25. All page number references in this
exhibit  are  to  The  Charles  Schwab   Corporation's  2003  Annual  Report  to
Stockholders,   which  was  filed  as  Exhibit   13.1  to  The  Charles   Schwab
Corporation's Form 10-K for the year ended December 31, 2003), its size remains largely driven by liabilities relating to client activity. The cash clients place in their brokerage accounts is recorded as a payable (included in Payables to Brokerage Clients), and by law those funds can be lent back to clients in the form of margin loans (which make up the vast majority of Receivables from Brokerage Clients), used to cover open client transactions, or placed in an investment portfolio that is segregated from other Company assets. Similarly, Deposits from banking clients either fund Loans to banking clients or are invested in liquid instruments as part of Securities owned. The rest of our balance sheet consists mainly of the Company's cash and carrying value of our fixed assets, as well as our debt and equity capital.
     As you compare our 2003 balance sheet to year end 2002, you'll notice an increase in client receivables, which reflects a rebound in margin loan usage. You can also see higher levels of deposits from, and loans to, banking clients, as well as securities owned, which reflects the expansion of our banking offer through the launch of Schwab Bank, which is discussed on page 16. Also visible are higher balances of Goodwill and Intangible assets, which, as we discuss on pages 30-31, relate to our acquisition of State Street's Private Asset Management Group (PAM). On the liability side of the balance sheet, you can also see we do not incur lots of short- and long-term debt. We do not view our business model as being particularly capital intensive, and we continue to believe that it is inadvisable to compound operating leverage with significant financial leverage. As a result, we expect our long-term debt to total capital ratio will remain well below 30%.
     Turning to our statement of cash flows (page 26), please note that we continue to focus on the sum of two lines - Net income and Depreciation and amortization - as the main indicator of usable cash flow being generated by the Company. For 2003, we'd also add the $18 million in Non-cash restructuring and Impairment charges. We monitor changes in Receivables from brokerage clients very carefully since we set aside roughly 10% of any increase in margin loans as capital that must stay on the balance sheet. As to other uses of our cash and capital, our capital expenditures (Purchases of equipment, office facilities and property, also called capex) in 2003 totaled $153 million, or less than 4% of net revenues, which funded certain of our desired investments and still maintained ample capacity for serving current and potential client needs. With certain data

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processing  equipment  nearing the end of its planned  service  life and needing replacement  during  2004,  we could see  capex  rise by about 35% over the 2003 level.
     What do we do with the rest of the cash that the Company generates? One major potential use of available liquidity is, of course, acquisitions. As we think about sustaining the Company's long-term growth prospects, we continue to believe acquisitions may be helpful in two main ways - expanding our existing businesses to extend our reach and leverage our scale, and enhancing our usefulness to clients by adding to our product or service capabilities. The PAM and SoundView Technology acquisitions are good examples of this philosophy in action. PAM, which closed last October, utilized about $365 million of our available cash; SoundView, which closed in January 2004, took about $340 million.
     The key financing items we manage on a day-to-day basis include Proceeds from and Repayments of long-term debt, Dividends paid, and share repurchases (Purchases of treasury stock). We ended 2003 with a debt to total capital ratio of just 15%, still well under that 30% limit I mentioned above. We increased our dividend by 27% in August 2003 following the implementation of more favorable tax treatment. Our dividend rate, however, remains relatively small - just five cents per share in 2003 - reflecting the Company's ongoing philosophy of reinvesting the bulk of its available resources in its most promising growth
opportunities.   In  a  similar  vein,  our  share  repurchase  program  remains opportunistic in nature. For example, our repurchases totaled a comparatively modest $32 million in 2003, reflecting both the unsettled environment of the first quarter and our near-term focus on exploring acquisition opportunities.
     Now let's  turn to how we did with  clients  in 2003.  Just as in 2002,  by
certain   measures   we  did   relatively   well.   The  $44   billion  in  non-
acquisition-related, or "organic" Net new client assets brought to the Company was just 7% lower than 2002 despite the cut in our marketing investment, and it was 57% above the highest number reported by any other financial services firm. New account openings of 592,000 for 2003 were also apparently affected by our reduced marketing investment, which persisted until September, yet by year end the daily rate of new account openings had rebounded more than 40% over August's rate. In addition, the average 90-day funding level for new accounts (excluding U.S. Trust) continued to rise - by the end of 2003 it had reached more than $140,000, up 37% from the end of 2002. So, we think we did a credible job once again last year in terms of winning in the client marketplace. At the same time, the improved environment yielded over $140 billion in market value gains in client portfolios during 2003, which helped push total client assets to $967 billion at year end, our highest reported level since initially hitting the $1 trillion mark in August 2000. We'd also note that client trading frequency, measured in terms of annualized trades per $100,000 in assets, never rose above
3.9 for any quarter in 2003 - versus an average of 5.0 for the last five years - which means there's plenty of room for further client reengagement. This relatively modest trading frequency, along with pressure on net interest income from spread compression and lower margin loan balances, helped limit our revenue per dollar of client assets to 48 basis points in 2003, down from 51 basis points in 2002.
     Overall, Schwab's complexity is growing along with its capabilities, and our financial management has to keep pace. At the same time, our basic "keep it simple" philosophy hasn't changed. Maintaining a conservative capital structure and plenty of liquidity enables us to focus on pursuing superior long-term results - annual revenue

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growth of at least 20%,  after-tax profit margins  consistently at or above 12%, and a return on equity of at least 20%. The substantial improvement in the Company's financial performance as 2003 progressed provided clear evidence that our restructuring efforts are paying off, and we believe that we have the products, services and investment insight that clients want. How we're doing with clients remains our key issue, but keep an eye on our performance relative to those long-term financial objectives - we're focused on both fronts.

Sincerely,

/s/ Christopher V. Dodds
------------------------
Christopher V. Dodds
Executive Vice President and Chief Financial Officer
March 12, 2004


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